Exhibit 3.9

STATE OF NEVADA
FRANCISCO V. AGUILAR
Secretary of State DEPUTY BAKKEDAHL Deputy Secretary for Commercial Recordings	OFFICE OF THE SECRETARY OF STATE	Commercial Recordings Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

02/06/2024
Work Order Item Number:	W2024020600447 - 3448663
Filing Number:	20243805072
Filing Type:	Certificate of Designation
Filing Date/Time:	02/06/2024 09:43:16 AM
Filing Page(s):	6

Indexed Entity Information:

Entity ID: E0325062007-9	Entity Name: SAMSARA LUGGAGE, INC.

Entity Status: Active	Expiration Date: None

Commercial Registered Agent
Registered Agents Inc.*
401 Ryland Street Suite 200-A, Reno, NV 89502, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,
/s/ FRANCISCO V. AGUILAR
FRANCISCO V. AGUILAR
Secretary of State

Commercial Recording Division

401 N. Carson Street

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0325062007-9
FVAguilar	Filing Number 20243805072
Secretary of State State Of Nevada	Filed On 02/06/2024 09:43:16 AM
	Number of Pages 6

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: SAMSARA LUGGAGE, INC. Entity or Nevada Business Identification Number (NVID): NV20071688857
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: SERIES B PREFERRED STOCK
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X John-Paul Backwell Signature of Officer Date: 02/06/2024

This form must be accompanied by appropriate fees.

page1 of 1
Revised: 1/1/2019

Filed in the Office of Secretary of State State Of Nevada	Business Number E0325062007-9
Filing Number 20243805072
Filed On 02/06/2024 09:43:16 AM
Number of Pages 6

CERTIFICATE OF DESIGNATION

OF

SAMSARA LUGGAGE, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES B PREFERRED STOCK

The Articles of Incorporation of SAMSARA LUGGAGE, INC., a Nevada corporation (the “Corporation”), provide that the Corporation is authorized to issue five million (5,000,000) shares of preferred stock with a par value of $0.0001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to authority of the Board of Directors as required by Section 78.9155 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, adopted a resolution providing for the designations, rights, powers and preferences and the qualifications, limitations and restrictions of one million (1,000,000) shares of Series B Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation, the provisions of its Articles of Incorporation, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designation of Series B Preferred Stock of the Corporation. Accordingly, the Corporation is authorized to issue Series B Preferred Stock with par value of $0.0001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). The maximum number of shares of Series B Preferred Stock shall be one million (1,000,000) shares. The shares of Series B Preferred Stock shall have a stated value of $0.0001 per share. The Series B Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

2. Dividends. The holders of shares of Series B Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Voting Rights. Except as otherwise provided in this Certificate of Designation or as expressly required by law, a holder of Series B Preferred Stock shall be entitled to a number of votes per share equal to the number of whole shares of Common Stock into which such Series B Preferred Stock is convertible, subject to adjustment as set forth below, as of the record date for the determination of stockholders entitled to vote and to notice of any stockholders’ meeting in accordance with the By-laws (the “By-laws”) of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series B Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as otherwise provided in this Certificate of Designation or as expressly required by law, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together as a single class on all matters presented to stockholders and not as separate classes.

4. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of the Series B Preferred Stock shall not be entitled to receive liquidation in preference to the holders of common shares or any other class or series of preferred stock. Rather, the Series B Preferred Stock shall automatically be converted into Common Stock at the Conversion Rate (defined in Section 5(a)).

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation, shall be deemed to be a Liquidation for purposes of this Designation.

5. Optional Conversion of Series B Preferred Stock. The holders of Series B Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof and without the payment of additional consideration by the holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one thousand (1,000) shares of Common Stock (the “Conversion Rate”) for every one (1) share of Series B Preferred Stock.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series B Preferred Stock in accordance with Section 5(a) of this Designation, any holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than ten (10) nor more than twenty (20) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series B Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each holder of the Series B Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such holder, or its nominee, at such holder’s address as it appears on the records of the stock transfer agent for the Series B Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer (“FAST’) program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of Holder’s Prime Broker with OTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. In lieu of any fractional share to which the holder would be entitled but for the provisions of this Section 5(c) based on the number of shares of Series B Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such holder rounded down to the nearest whole number of shares of Common Stock. No cash shall be paid to any holder of Series B Preferred Stock by the Corporation upon conversion of Series B Preferred Convertible Stock by such holder.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series B Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Adjustments.

(i) If the Corporation shall, at any time or from time to time after issuance of the Series B Preferred Stock, effect a forward split of the outstanding Common Stock or issue a stock dividend, the Conversion Rate shall be proportionately increased.

(ii) If the Corporation shall, at any time or from time to time after issuance of the Series B Preferred Stock, effect any stock combination, reverse split or other similar transaction involving the Common Stock, the Conversion Rate shall be proportionally decreased.

(iii) At the option of the holders of the Series B Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor shall require such adjustment in the Conversion Rate of the Series B Preferred Stock as to maintain the same equity interest in the Common Stock as it would have on conversion prior to such event. “Person” shall mean any individual, corporation, limited liability Corporation, partnership, association, trust or other entity or organization.

(iv) If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-oft)) (a “Distribution”), then the holder of the Series B Preferred Stock shall be entitled, upon any conversion of the Series B Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(f) Upon the occurrence of each adjustment or readjustment of the Conversion terms as a result of the events described in this Section, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of the holder, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Series B Preferred Stock.

6. Vote to Change the Terms of or Issue Preferred Stock. A duly authorized and approved action by the Board of Directors at a meeting duly called for such purpose or the written consent without a meeting, and the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Corporation’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Stock.

7. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series B Preferred Stock into Common Stock.

8. Purchase Rights. If, at any time when any Series B Preferred Stock are issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of Common Stock, then the holder of Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

9. Other Preferences. The shares of the Series B Preferred Stock shall no other preferences, rights, restrictions, or qualifications, except as otherwise· provided herein or by law or the certificate of incorporation of the Corporation.

10. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate, effective on February 6, 2024.

SAMSARA LUGGAGE, INC.

By:	/s/ John-Paul Backwell
	Name:	John-Paul Backwell
	Title:	CEO

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